Exhibit 10.1

Letter of Intent

CONFIDENTIAL

April 22, 2021

BY ELECTRONIC MAIL

Bion Environmental Technologies, Inc.

PO Box 323

Old Bethpage, NY 11804

Dear Mr. Lamb,

On behalf of Bion Environmental Technologies, Inc. (‘Bion’), I am pleased to submit a Letter of Intent (‘LOI’) to design/develop/construct/operate a Bion 3G Tech livestock waste treatment System (‘System’) together with a covered beef cattle facility sufficient in size to house 50-250 head of cattle (‘Beef Facility’)(System and Beef Facility are collectively the ‘Bion Project’) at Lamb Farms, Inc. (‘LFI’) in Oakfield, NY.

1.	The System will be designed to accept and treat the digestate from the Anaerobic Digester (‘AD’) at LFI, concentrate and harvest nutrients, and deposit residual nutrients and organic material as final effluent to the existing waste treatment lagoons and the Beef Facility will be designed to house up to 250 head of beef cattle and to daily collect the manure for trucking, deposit and treatment in the AD and the System. Subject to execution of a Definitive Agreement (‘DA’) between LFI and a Bion wholly owned single purpose subsidiary (to be formed) (‘LLC’), the DA will include and provide without limitation the following items:

a. LLC will construct and operate the System and Beef Facility at its sole cost.

b. Bion will design the System to treat between 25,000 - 100,000 gallons of screw press screened digestate per day.

c. Bion will provide LFI with the approximate footprint of the System and the Beef Facility on or before June 15, 2021 and LFI and Bion will agree upon an appropriate sites for the System (‘System Site’) and the Beef Facility (‘Beef Site’)(System Site and Beef Site shall collectively be the ‘Sites’) on or before June 30, 2021; which Sites shall be subject to a lease by LFI to LLC (‘Lease’).

d. Lease shall provide for:

i) Payment of the aggregate sum of $100,000 as site rent, payable as follows for the first year:

A) $50,000 upon execution of the DA and Lease (anticipated to be executed within approximately 60 days);

B) $50,000 payable on the date on which final regulatory and permitting approved drawings are in place to allow Bion to commence construction of its System,

C) With rent for subsequent years being $48,000 per year payable in equal quarterly payments.

D) Additional compensation to LFI for feeding and waste handling operation of the Beef Facility to be determined prior to execution of the DA and shall be set forth in DA or a separate Operating Agreement related to the Beef Facility (referenced at paragraph 2e below).

ii) necessary easements, utility connections, etc.,

iii) termination upon final termination of Bion Project operations,

iv) discharge from the System of its liquid effluent including the nutrients, salts and minerals to LFI’s existing lagoons,

v) together with standard Lease terms and numerous additional items to be agreed upon prior to execution of the DA.

e. Bion/LLC shall have sole ownership of any and all N fertilizer by-products recovered/harvested by the System from processed digestate (‘Recovered N’). No later than 45 days after the end of each calendar quarter, Bion shall provide LFI with a quarterly accounting of the amount of Recovered N together with a cash sum sufficient to purchase commercial N fertilizer to offset/replace the Recovered N for use by LFI in its farming operations.

f. Bion/LLC shall have sole ownership of any and all data generated from the operation of the System.

g. LFI will retain ownership of all liquid system discharge from Bion process. Such discharge will be deposited in existing LFI lagoons.

h. LFI will have no financial responsibility for the financing or operations of the Bion Project.

i. Should the selected System Site occupy LFI’s current mortality processing site, Bion/LLC will reimburse LFI for the cost of removing mortalities by 3rd party, which cost shall not to exceed $12,500 annually.

j. Should the completed Bion Project end or should Bion/LLC and LFI agree to terminate the completed Bion Project, all buildings and utility infrastructure installed as part of or in connection with the Bion Project will revert to ownership by LFI.

2.	Interim Requirements. Commencing immediately after execution of this LOI, LFI and Bion/LLC shall cooperate to answer all interim questions that arise including, without limitation, questions related to the following items:
a.	Bion/LLC requirements related to natural gas, electrical and water facilities to supply the System and Beef Facility (with assistance from LFI) at Bion’s cost.
b.	Provisions re an agreement with LFI and its partners re AD biogas gas cleaning and upgrading system for CO2 discharge to be connected to the System. Bion will need to know specs for the biogas cleaning and upgrading system CO2 discharge and commitment to provide long term. LFI will fully support and assist with finalizing agreement with Brightmark to secure waste CO2 discharge supply to the System.
c.	LFI will assist and cooperate with Bion re meetings with local and NY state officials related to any permitting, approvals, financing, etc. required to construct and/or operate the Bion Project.
d.	LFI will assist and cooperate with Bion regarding other matters needed to get to execution of the DA and construction of the Bion Project.
e.	LFI and Bion/LLC shall seek to come to agreement related to the Beef Facility (a 50 – 250 head beef cattle finishing building/operation) to be operated by LFI in conjunction with the Bion Project (including System) operation. All costs associated with the modification, construction, transfer of manure to the AD, and operation of the Beef Facility will be the sole responsibility of Bion/LLC, subject to the terms of the Operating Agreement between LLC and LFI with regard to such Beef Facility.

3.	LFI and Bion/LLC will seek to:

a. execute DA on or before July 15, 2021

b. reach System and Beef Facility operation in 1st quarter of 2022.

4. Confidentiality. LFI acknowledges that Bion is an SEC registered, public company, and will be required to provide certain public disclosure regarding this LOI, the DA and the Bion Project.

5. Termination. This LOI will automatically terminate upon the earlier of (i) execution of the DA, (ii) mutual agreement of the parties or (iii) July 31, 2021. This LOI may be extended by mutual written consent.

6.       Non-Binding Commitment. LOI is not intended, and shall not be deemed, to create any binding obligation on the part of parties hereto and/or, any of its affiliates, to engage in any transactions or to continue its consideration of any such transaction other than the commitment to proceed in good faith to negotiate the terms of DA. Neither of the parties shall be bound in any way in connection with this letter unless and until the parties execute a DA, and then shall be bound only in accordance with the terms of such agreement.

7. Expenses. The parties shall each be responsible for their own fees and expenses incurred related to the matters set forth herein including but not limited to legal, accounting and investment fees and related expenses.

8. Governing Law and Jurisdiction. This letter and following DA shall be governed by and construed in accordance with the laws of the State of Colorado.

If you are in agreement with the terms set forth above, please sign this letter and return an executed copy to my attention.

Yours truly,

Bion Environmental Technologies, Inc.

By: /s/ Mark A. Smith

Mark A. Smith, President

AGREED AND ACCEPTED as of the following date:

By: /s/Matt Lamb

Lamb Farms, Inc.

Date: April 27, 2021